Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

"www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: April 27, 2010

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports First Quarter Income

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and CEO of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced net income of $795,000, or $6.68 per share for the quarter ended March 31, 2010, up from $242,000 or $2.03 per share in the first quarter of 2009. Return on assets and return on equity for the first quarter 2010 were 0.79% and 6.27% respectively, compared to 0.24% and 1.84%, respectively, for the same period one year ago.

The increase in net income was primarily due to a decrease of $600,000 in the provision for loan losses along with securities write-downs of $313,000 recognized during the first quarter of 2009 that were not repeated during the current period. These improvements were partially offset by a decline in net interest income of $217,000 to $3,545,000 for year-to-date 2010 when compared to $3,762,000 for the same period in 2009.

DBI's provision for loan losses was $400,000 in the first quarter of 2010 compared to $1 million during the same period in 2009. The ratio of allowance for loan losses to total loans was 2.20% at March 31, 2010, compared to 2.10% at March 31, 2009. Net charge offs for the three months ended March 31, 2010 were $50,000 compared to approximately $1.1 million during the same period of 2009. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 4.1% as of March 31, 2010, compared to 6.8% as of March 31, 2009. "Our aggressive work on identifying and addressing credit quality issues last year due to the economic downturn has resulted in improved financial performance during the first quarter of 2010 in comparison to 2009," said Carl Laveck, Chief Credit Officer. "While our nonaccrual loans remain elevated at $11.3 million as of March 31, 2010, we continue to diligently monitor our credits and address issues in a proactive manner."

As of March 31, 2010, DBI's leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.1% and total capital as percentage of risk-based assets ratio at 18.1% compared to 13.2% and 18.1%, respectively, as of March 31, 2009.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $402 million as of March 31, 2010. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.